Exhibit 10.6

AMENDMENT TO

MANAGEMENT AGREEMENT

THIS AMENDMENT REGARDING MANAGEMENT AGREEMENT (this “Amendment”) is made and entered into as of January 6, 2021, by and between CCUR Holdings, Inc., a Delaware corporation (the “Company”) and CIDM II, LLC, a Delaware limited liability company (the “Manager”). Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Omnibus Amendment Regarding Management Agreement AND SARs Agreements, dated June 3 2020, ((Omnibus Agreement”) or the Management Agreement between the Company and the Prior Manager, dated February 14, 2019, as amended pursuant to that certain First Amendment to Management Agreement, dated May 8, 2019, and as assigned by the Prior Manager to the Manager pursuant to that certain notice of assignment dated February 26, 2020, and (the “Management Agreement” together with the Omnibus Agreement, the “Amended Management Agreement”).

WHEREAS, the Company wishes to align provision of the Services and the calculation of the Performance Fee with its fiscal year, as opposed to the calendar year; and

WHEREAS, the Amended Management Agreement may be amended pursuant to Section 26 thereof by a writing signed by the ongoing parties to the Amended Management Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged, the Company and the Manager hereby agree as follows:

1.	Schedule A to the Amended Management Agreement is hereby deleted in its entirety and replaced with the version of Schedule A attached hereto.

2.	The Omnibus Amendment, Management Agreement and the SARs Agreements, together with all exhibits referenced therein, and this Amendment together constitute the entire agreements between the Company and the Manager with respect to the transactions, rights, obligations, liabilities and agreements contemplated thereby. All terms, conditions and obligations of the Amended Management Agreement and the SARs Agreements other than those amended hereby remain in effect and shall be valid and enforceable. To the extent this Amendment is inconsistent with any provisions in the Amended Management Agreement or the SARs Agreements, this Amendment shall control.

3.	The validity, performance, construction and effect of this Amendment shall be governed by and construed in accordance with the internal laws of the State of Georgia, without regard to principles of conflicts of law.

4.	This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall be effective when one or more such counterparts have been signed by each of the parties hereto and delivered to the other parties. The Company and the Manager may convert this Amendment into an electronic record and in the event of any dispute involving this Amendment, a copy of such electronic record may serve as the original.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the date first written above.

CCUR HOLDINGS, INC.

By:	/s/ Igor Volshteyn
Name: Title:	Igor Volshteyn President and COO

CIDM II, LLC

By:	/s/ Julian Singer
Name: Title:	Julian Singer Principal

SCHEDULE A

FEE SCHEDULE

Management Fee.

For services rendered to the Company, the Manager shall be entitled to an annual management fee equal to two percent (2%) of the fair market value of the Assets (the “Management Fee”), provided, that, the fair market value of the Assets for purposes of determining the Management Fee shall be adjusted to exclude deferred tax assets of the Company. The Management Fee shall be payable quarterly in arrears. If additional capital is contributed to the Portfolios, or the Portfolios are funded, or capital is withdrawn, after the beginning of a quarter, the amount of the Management Fee attributable to such capital for that quarter shall be prorated on a time-weighted basis.

Performance Fee.

Subject to the provisions of this Agreement, the Company shall pay (or cause to be paid) to the Manager an incentive-based fee (the “Performance Fee”) with respect to the Portfolios. The Performance Fee shall be calculated as of the end of each Performance Period (as defined below) and payable quarterly in arrears.

The Performance Fee in respect of each Performance Period shall be equal to twenty percent (20%) of the appreciation of end of year net asset value (“NAV”), calculated in the same manner as in the 2019 CCUR Bonus Plan, provided, that, NAV for purposes of determining the Performance Fee shall be adjusted to exclude deferred tax assets of the Company.

Performance Period.

“Performance Period” means, with respect to all of the Assets, an initial period commencing on January 1, 2020 and ending on June 30, 2020. Thereafter a new Performance Period shall be deemed to commence on the day immediately following the last day of the preceding Performance Period and ending on the earliest of (x) June 30 of each year or (y) any termination of this Agreement by either party.

Expenses.

For any quarter with respect to which the Management Fee is payable via a grant of stock appreciation rights, the Company shall pay (or cause to be paid) to the Manager, in arrears, a cash payment of $50,000, which payment will be in full satisfaction of any obligation that the Company has under this Agreement or otherwise with respect to the payment or reimbursement of expenses of the Manager. For any quarter in which the Management Fee is payable in cash, the Company shall pay (or cause to be paid) to the Manager, in arrears, all direct out-of-pocket fees, costs and expenses incurred by the Manager in connection with the services provided under this Agreement, including custodial fees, brokerage commissions, clearing fees, interest, expenses related to proxies and withholding or transfer taxes, or other fees, costs, or expenses incurred for the Company’s Portfolios.

Method of Payment.

Except with respect to payments contemplated by the “Expenses” section above, which shall be made in cash to an account designated by the Manager, the Company shall pay any amounts payable to the Manager hereunder, including without limitation the Performance Fee and the Management Fee, via a grant of stock appreciation rights in the form attached as Exhibit A hereto (“SAR Grant”), provided, that, with respect to all periods from and after July 1, 2020, the Management Fee shall be paid in cash by wire transfer of immediately available funds or SAR Grant, at the sole option of the Manager, in accordance with written instructions provided by the Manager to the Company. The cash value of a SAR Grant for the purpose of determining the amount by which it reduces the fees payable under this Agreement shall equal the price of the Company’s common stock on the day of the grant. For example, if 250,000 Appreciation Rights were granted pursuant to a SAR Grant on October 15, 2020 the price per share was $2.79, such SAR Grant would represent the payment of $697,500.